EXHIBIT 5.1

Opinion of Appleby Spurling Hunter

[APPLEBY SPURLING HUNTER LETTERHEAD]

OPINION OF APPLEBY SPURLING HUNTER

April 14, 2005

Marvell Technology Group Ltd.

Argyle House

41A Cedar Avenue

Hamilton 11M 12

Bermuda

Dear Sirs:

Marvell Technology Group Ltd.  (the “Company”)

We have acted as attorneys in Bermuda for Marvell Technology Group Ltd., a Bermuda company (the “Company”) in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 13,880,104 of the Company’s common shares of par value US $0.002 per share to be issued pursuant to the terms of the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan and 4,000,000 of the Company’s common shares of par value US $0.002 per share to be issued pursuant to the terms of the Marvell Technology Group Ltd. Amended 2000 Employee Stock Purchase Plan (the “Common Shares”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)           the genuineness of all signatures on the Documents;

(c)                                  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(d)                                 that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have a material effect on any of the opinions herein expressed;

(e)                                  that all representations and factual statements appearing in the Registration Statement, the Plans and the Resolutions, other than as to the laws of Bermuda, are true, accurate and complete in all material respects;

(f)                                    that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record: (i) the resolutions passed by the Board of Directors and Members of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout (ii) resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board of Directors and (iii) resolutions adopted by all the Members of the Company as unanimous written resolutions of the Members of the Company; and further that there is no matter affecting the authority of the Directors to bring about the issue of the Common Shares by the Company under the terms of the Plans, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(g)                                 that any awards granted under the Plans relevant to this opinion (collectively, “Awards”) will constitute the legal, valid and binding obligations of the parties thereto, other than the Company;

(h)                                 that each Director of the Company, when the Board of Directors of the Company passed the Board Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i)                                     that the Company has entered into its obligations under the Plans in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated in the respective Plan would benefit the Company;

(j)                                     that at the time of issue by the Stock Option Committee of the Board of Directors (the “Committee”) of any Award, or any Common Shares pursuant to any such Award, such Committee was duly constituted and at the date hereof remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authorities to issue Awards and Common Shares pursuant to the Plans;

(k)                                  that the approval of the issue of any Awards and of any Common Shares under Awards will be duly made either at a duly convened and quorate meeting of the Board of Directors of the Company, or at a duly convened and quorate meeting of the Committee in a manner complying with the terms of the Bye-laws of the Company then in force and within the authority then given to the Committee by the Board of Directors of the Company;

(l)                                     that when the issue of any Common Shares under the Plans is authorised, the issue price will not be less than the par value of the Shares and that the Company will have sufficient authorised share capital to effect such issue and will continue to hold the necessary Consent from the Bermuda Monetary Authority for such share issue;

(m)                               that in any case where Common Shares are issued by the Company pursuant to the Plans on the terms of an Award that does not require the allottee to pay to the Company a cash subscription price for such Common Shares, the Company will receive prior to the allotment of shares a transfer to it of assets from the allottee with a fair value at least equivalent to the aggregate par value of the Shares issued to him pursuant to that Award;

(n)                                 that when filed with the Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the draft referred to in paragraph 1 of the Schedule;

(o)                                 that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; and

(p)                                 that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when issued and allotted by the Board of Directors of the Company or by the Committee pursuant to Awards and when fully paid for pursuant to and in accordance with the terms and conditions of the Plans, as contemplated by the Plans, the Common Shares will be validly issued, fully-paid and non-assessable shares in the capital of the Company.

Reservations

We have the following reservations:

(a)                                  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)                                 Any reference in this opinion to Common Shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Common Shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)                                  Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies does not reveal:

(i)                                     details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)                                  details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)                                 In order to issue this opinion we have carried out the Searches as referred to in paragraphs 5 and 6 of the Schedule and have not enquired as to whether there has been any change since the date of the Searches.

Disclosure

This opinion is addressed to you in connection with the registration of the Common Shares with the Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

APPLEBY SPURLING HUNTER

/s/ APPLEBY SPURLING HUNTER

SCHEDULE

1.                                       An electronic copy of the draft of the Registration Statement received on 8 April 2004 (excluding the exhibits and excluding the documents incorporated by reference).

2.                                 An electronic copy of the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (as amended through 27 June 2003).

3.                                       An electronic copy of the Marvell Technology Group Ltd. Amended 2000 Employee Stock Purchase Plan (as amended through 27 June 2003).

(The documents listed in 2 and 3 above together shall be referred to herein as the “Plans”).

4.                                 Copies of the Written Resolution of the Board of Directors of the Company effective on 18 April 1995, the Minutes of the meeting of the Board of Directors of the Company held on 8 May 2000, the Written Resolution of the Board of Directors of the Company effective on 8 February 2001, the Minutes of the meeting of the Board of Directors of the Company held on 6 May 2001, the Written Resolution of the Board of Directors of the Company effective on 1 May 2003, Minutes of the Meeting of the Board of Directors of the Company held on 7 May 2003  (the “Board Resolutions”), the Written Resolution of the Members of the Company effective 11 April 1995, the Minutes of the meeting of the Members of the Company held on 17 June 2000, the Minutes of the meeting of the Members of the Company held on 21 June 2001 and the Minutes of the meeting of the Members of the Company held on 27 June 2003 (the “Members Resolutions” and together with the Board Resolutions are herein referred to as the “Resolutions”).

5.                                 The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 14 April 2005 (the “Company Search”).

6.                                 The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 14 April 2005 (the “Litigation Search”).

(The Company Search and the Litigation Search are collectively referred to as the “Searches”)

7.                                       Secretary’s Certificate signed by Weili Dai, Secretary of Marvell Technology Group Ltd. attaching true and correct copies of

(i)                                     the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company incorporating all amendments to 21 June 2001 (collectively referred to as the “Constitutional Documents”); and

(ii)                                  the permission dated 31 May 2000 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of shares in the capital of he Company.